EXHIBIT 99.1

December 16, 2022

Dear Shareholder,

I would like to apologize for the delay in communicating to you about the Hartman vREIT XXI, Inc. distributions. We needed additional time to determine an appropriate forecast of the Company’s short-term cash flow needs.

While our occupancy is up, so is our interest expense. Our weighted-average interest rate has increased from 2.75% at the beginning of the 2022 fiscal year to approximately 6.8% currently. As a result, our current cash flow does not allow the Company to make a distribution for last month.

As always, we are focused on improving our cash flow to support the resumption of distributions. To that end, our leasing team continues to perform well to increase our portfolio occupancy. These efforts can lead to supporting potential distributions and maintaining the NAV of our portfolio in the future.

We are in the process of performing an assessment for 2023, and I anticipate that in two weeks we will have an idea of what distributions look like for next year. Shortly thereafter you will receive a newsletter with information about our operations and a forecast of future distributions.

Please bear with us as we solve these temporary challenges and resume distributions. Thank you for being a shareholder of the Company. Merry Christmas.

Very truly yours,

/s/ Allen R. Hartman

Allen R. Hartman
Executive Chairman and Chief Executive Office